Exhibit 99.1

VBI Vaccines Awarded NRC-IRAP Funding to Leverage its eVLP Platform in the Development of a Novel RSV Vaccine Candidate

CAMBRIDGE, MA and Ottawa, ON (September 8, 2015) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI”) has been awarded up to $350,000 CAD in grant funding by the National Research Council-Industrial Research Assistance Program (“NRC-IRAP”) to apply VBI’s eVLP Platform in the development of a respiratory syncytial virus (“RSV”) vaccine candidate. NRC-IRAP is a Canadian government-sponsored organization that provides technical and business advisory services and financial contributions to support the development and commercialization of innovative technologies developed in Canadian R&D facilities.

RSV is a respiratory virus that infects the lungs and airways and can cause serious disease in infants and older adults. According to the U.S. Centers for Disease Control, almost all children will have had an RSV infection by the time they are two years of age with 25% to 40% experiencing symptoms of pneumonia or bronchiolitis and as many as 2% requiring hospitalization.

VBI’s eVLP Platform enables the development of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the structure of enveloped viruses such as RSV. eVLPs are highly customizable, which allows VBI to rationally design vaccine candidates by carefully controlling the expression of target proteins of interest. Early data suggests that VBI’s RSV vaccine candidate may present certain RSV target proteins in an optimal shape and conformation, potentially allowing for a potent and durable immune response.

“Recent research suggests that the shape, or conformation, of the target proteins in an RSV vaccine may influence the potency and success of the candidate,” said Dr. David E. Anderson, VBI’s Senior Vice President of Research. “We are optimistic that by applying our eVLP Platform technology to RSV, we may contribute to the advancement of an improved RSV vaccine candidate. We are grateful to NRC-IRAP for their support in helping us advance this important research.”

To learn more about VBI’s RSV Vaccine Program, and the company’s collaboration with NRC-IRAP, visit: http://www.vbivaccines.com/rsv/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company developing novel technologies that seek to expand vaccine protection in large underserved markets. VBI’s eVLP vaccine platform allows for the design of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the target virus. VBI’s lead eVLP asset is a prophylactic Cytomegalovirus (“CMV”) vaccine; VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials. VBI’s second platform is a thermostable technology that enables the development of vaccines and biologics that can withstand storage or shipment at constantly fluctuating temperatures. VBI has completed proof of concept thermostability studies on a number of vaccine and biologic targets. VBI is headquartered in Cambridge, MA with research facilities in Ottawa, Canada.

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VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com                                            1

Company Contact

Perri Maduri, Communications Executive

Phone: (617) 830-3031 x124

Email: ir@vbivaccines.com

Investor Contacts

Robert B. Prag, President

The Del Mar Consulting Group, Inc.

Phone: (858) 361-1786

Email: bprag@delmarconsulting.com

Scott Wilfong, President

Alex Partners, LLC

Phone: (425) 242-0891

Email: scott@alexpartnersllc.com

Forward-Looking Statement Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market, and the availability of funding sources for continued development of such products. Forward-looking statements are based on management’s estimates, assumptions, and projections, and are subject to uncertainties, many of which are beyond the control of VBI. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that potential products that appear promising to VBI cannot be shown to be efficacious or safe in subsequent preclinical or clinical trials, VBI will not obtain appropriate or necessary governmental approvals to market these or other potential products, VBI may not be able to obtain anticipated funding for its development projects or other needed funding, and VBI may not be able to secure or enforce adequate legal protection, including patent protection, for its products. All forward-looking statements included in this press release are made only as of the date of this press release, and VBI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

More detailed information about VBI and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in VBI’s filings with the Securities and Exchange Commission (the “Commission”). VBI urges investors and security holders to read those documents free of charge at the Commission’s Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from VBI. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, VBI undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com                                             2